Exhibit 99.1

Union First Market Bankshares Purchases Branch from NewBridge Bancorp
Richmond, Va., and Greensboro, N.C., December 21, 2010 — Union First Market Bankshares Corporation and NewBridge Bancorp today announced that their respective subsidiary banks have entered into a purchase agreement for the NewBridge Bank branch located at 440 South Main Street in Harrisonburg, Virginia.
Union First Market Bankshares is the holding company for Union First Market Bank and NewBridge Bancorp is the holding company for NewBridge Bank.
Union First Market Bank will acquire deposits of approximately $59.3 million and loans of $73.5 million at book value from NewBridge Bank. Union First Market Bank will also retain the commercial loan operation team from the branch and will offer employment to all employees of the branch. Union First Market Bank will also purchase a real estate parcel owned by NewBridge Bank in Waynesboro.
“Union First Market Bank is uniquely positioned to grow within Virginia,” said G. William Beale, chief executive officer of Union First Market Bankshares. “Our bank is well-capitalized and is generating solid returns for our shareholders. This branch acquisition, along with the recent opening of a loan production office in Staunton, fits our secondary growth strategy of expanding our operations along the I-81 corridor. When the acquisition is complete, Union will operate 91 branches throughout Virginia — more branches than any other Virginia-based community banking organization.”
“The majority of NewBridge Bank’s offices are in the Piedmont Triad region of North Carolina,” said Pressley A. Ridgill, President and Chief Executive Officer of NewBridge Bank. “We are thrilled that our loyal Harrisonburg clients will now be able enjoy a great financial relationship with a Virginia-based community bank with additional offices in the Shenandoah Valley and throughout the state.”
The purchase is subject to customary closing conditions, including regulatory approvals, and is expected to be completed by early 2011.
About Union First Market Bankshares Corporation
Union First Market Bankshares Corporation (NASDAQ: UBSH) is one of the largest community banking organizations based in Virginia and provides full service banking to the Northern, Central, Rappahannock, Tidewater, and Northern Neck regions of Virginia through its bank subsidiary, Union First Market Bank. Union First Market Bank operates 90 locations in the counties of Albemarle, Caroline, Chesterfield, Essex, Fairfax, Fauquier, Fluvanna, Hanover, Henrico, James City, King George, King William, Lancaster,
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Loudoun, Nelson, Northumberland, Richmond, Spotsylvania, Stafford, Warren, Washington, Westmoreland, York, and the independent cities of Charlottesville, Colonial Heights, Fredericksburg, Newport News, Richmond, Roanoke, and Williamsburg. Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.
Additional information is available on the Company’s website at www.ubsh.com.
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives, such as mutual funds and annuities, through Raymond James Financial Services, Inc., a registered broker dealer. With approximately $1.9 billion of total assets, NewBridge Bank is one of the largest community banks in North Carolina, and based on deposit market share is the largest community bank in the Piedmont Triad region of North Carolina. The Bank has 31 offices in the Piedmont Triad region of North Carolina, the Wilmington, NC area and Harrisonburg, VA.
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Contact:
Bill Cimino — VP and Director of Corporate Communications for Union First Market Bank (804)
448-0937
Jillian Gibson — VP and Director of Marketing for NewBridge Bank
(336) 369-0916